Exhibit 99.1

SPartan Motors appoints Todd A. Heavin

AS chief operating officer

CHARLOTTE, Mich., June 17, 2019 – Spartan Motors, Inc., (NASDAQ: SPAR) ("Spartan" or the "Company"), the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries, as well as for the emergency response and recreational vehicle markets, today announced the appointment of Todd A. Heavin to the role of Chief Operating Officer.

With comprehensive executive and operational leadership experience spanning over three decades, Heavin brings extensive knowledge in driving operational improvement with lean manufacturing systems, successfully leading multiple mergers and acquisitions through integration across companies large and small, and gaining efficiencies through operational excellence. In this role, Heavin will leverage and enhance the Spartan Production System. Spartan’s manufacturing, engineering, quality assurance, supply chain management, project management, and environmental health and safety teams will report to Heavin immediately.

“Todd is a seasoned and trusted operational leader who consistently delivers results,” said Daryl Adams, President and Chief Executive Officer, Spartan Motors. “I have tremendous confidence in his ability to further align our team to drive the business forward with purpose as we pursue the next generation of market leadership for Spartan.”

Heavin, a proven multi-site operations and lean manufacturing leader with vast Tier 1 automotive supplier experience, will leverage and improve upon Spartan’s highly skilled operational team in pursuit of long-term sustainable growth. He brings global and domestic operations leadership experience, as well as automotive supply base operations management and segment leadership roles at suppliers and final-stage manufacturers across the supply chain. Additionally, he brings a wealth of highly profitable merger, acquisition, integration and restructuring experience to the Company.

“Spartan Motors is at a unique point on their growth trajectory where the right strategies and a refocus on operational metrics, alongside the implementation of the lean manufacturing and continuous improvement principles of the Spartan Production System, can yield immediate and significant returns,” said Heavin. “I look forward to joining the Spartan team and fine tuning the operational machine that will take optimization to the next level. Spartan is far from the end of driving efficiencies in the business. The time is right to advance the business environment with emphasis on the operational metrics that will both foster organic growth and make inorganic expansion a more seamless experience for the organization and our customers alike. I’m excited to get started.”

Heavin most recently led the Casting Division for American Axle & Manufacturing (previously Metaldyne Performance Group (“MPG”), previously Grede, LLC, and previously Citation Corporation), where he implemented world-class lean manufacturing and achieved industry leading safety, quality, delivery, and financial performance. He successfully completed multiple acquisition integrations, consolidations, reorganizations, and mergers which drove significant value creation. During his nine-year term, he served as Senior Vice President & Chief Operating Officer and Division President. Under his leadership, the company received numerous environmental health & safety, lean manufacturing, supplier excellence, and partnership awards from customers and government agencies alike. Prior to his work at American Axle, Mr. Heavin held executive positions at Formtech LLC, and Intermet Corporation, as well as leadership positions at Delphi Automotive and United Technologies Automotive Division.

For more information about Spartan Motors, visit spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

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CONTACTS:

Investors:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862

Media:

Samara Hamilton

Corporate Director of Marketing and Communications

Spartan Motors, Inc.

Samara.Hamilton@spartanmotors.com

(517) 997-3860